Exhibit 3.2
DEAN HELLER
SECRETARY OF STATE
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofastate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

                  USE BLACK INK ONLY- DO NOT HIGHLIGHT                                                                                                            ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.380 – After Issuance of Stock)

1.	Name of Corporation:
O’Hara Resources, Ltd.

2.	The articles have been amended as follows (provide article numbers, if available):

(1) Name of Corporation to be changed to:  Vision Energy Group, Inc.
(2) Number of shares authorized after reverse split of 1/40 on existing shares to be 100,000,000 par value $.001

       3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise a least majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provision of articles of incorporation have voted in favore of the amendment is:  25,533,763.

       4.  Effective date of filing (optional):

        5.  Officer Signature (required):                                                                /s/ President

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.